EXHIBIT 99.1

Huttig Building Products, Inc. Announces Record Second Quarter Net Earnings

Second Quarter 2021 Highlights (as compared to prior year quarter):

  Net sales of $247.4 million compared to $192.0 million
  Gross margins increased to 22.4% compared to 20.2%
  Net earnings increased to $14.9 million compared to $1.6 million, which included a $1.5 million restructuring charge
  Total liquidity increased to $100.7 million compared to $56.0 million
  Adjusted EBITDA increased to $17.4 million compared to $5.7 million

ST. LOUIS, July 28, 2021 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the second quarter ended June 30, 2021.

“We are very pleased as an organization to report our second consecutive quarter of record operating results as a public company,” said Jon Vrabely, President and CEO of Huttig. “Our focus on strategic product category growth is working, and our results clearly demonstrate the positive impact our success is having on our financial model. Despite severe supply chain disruption and labor shortages, we generated substantial gains across every facet of our financial performance including sales, profitability, and liquidity. The strong underlying fundamentals of the residential construction market, combined with the sustainable improvements we have achieved in the business, positions us very well to continue generating solid results in the future.”

SUMMARY RESULTS FOR SECOND QUARTER ENDED JUNE 30, 2021
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,
	2021		2020
Net sales	$247.4	100.0%	$192.0	100.0%
Gross margin	55.3	22.4%	38.7	20.2%
Operating expenses	39.5	16.0%	34.7	18.1%
Operating income	15.8	6.4%	2.5	1.3%
Income from continuing operations	14.9	6.0%	1.6	0.8%
Net income	14.9	6.0%	1.6	0.8%
Earnings from continuing operations per share - basic	$0.54		$0.06
Earnings from continuing operations per share - diluted	$0.54		$0.06
Net earnings per share - basic	$0.54		$0.06
Net earnings per share - diluted	$0.54		$0.06

	Six Months Ended June 30,
	2021		2020
Net sales	$462.1	100.0%	$395.0	100.0%
Gross margin	101.0	21.9%	79.6	20.2%
Operating expenses	76.4	16.5%	73.7	18.7%
Goodwill impairment	-	0.0%	9.5	2.4%
Restructuring charges	-	0.0%	1.5	0.4%
Operating income (loss)	24.6	5.3%	(5.1)	-1.3%
Income (loss) from continuing operations	23.0	5.0%	(7.3)	-1.8%
Net income (loss)	23.0	5.0%	(7.3)	-1.8%
Income (loss) from continuing operations per share - basic and diluted	$0.84		$(0.28)
Net income (loss) per share - basic and diluted	$0.84		$(0.28)

Results of Operations

Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020

Net sales were $247.4 million in the second quarter of 2021, which were $55.4 million, or 28.9%, higher than the second quarter of 2020. The increase in net sales was primarily attributable to an increase in residential construction activity as compared to the second quarter of 2020, which was significantly impacted by the onset of the pandemic. Sales and income growth in the second quarter of 2021 was moderated in comparison to the second quarter of 2020 by restructuring activities announced in the second quarter of last year, and by our 2020 product rationalization program. Net sales in 2021 were favorably impacted by the improved pricing environment where demand-driven pricing has increased due to supply chain disruption. Despite ongoing supply chain challenges, sales increased in all three of our product classifications.

Millwork sales of $97.3 million in the second quarter of 2021 were $15.6 million, or 19.1%, higher than the second quarter of 2020. Millwork has been most significantly impacted by supply chain disruption and was also impacted by 2020 restructuring and product rationalization activities. Building products sales increased 29.5% in the second quarter of 2021 to $126.3 million, compared to $97.5 million in the second quarter of 2020. Second quarter 2021 building products sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The year-over-year sales growth in this category was mitigated by supply chain disruption and by product rationalization activities related to our focus on higher-margin, non-commoditized products. Wood product sales increased 85.9% in the second quarter of 2021 to $23.8 million, compared to $12.8 million in the second quarter of 2020. Higher market prices had a significant impact in this category.

Gross margin was $55.3 million in the second quarter of 2021, compared to $38.7 million in the second quarter of 2020. As a percentage of sales, gross margin was 22.4% in the second quarter of 2021, compared to 20.2% in the second quarter of 2020. Gross margins were favorably impacted by our continued focus on non-commoditized, strategic product lines which carry higher margins, as well as effective pricing management. The increase in our gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in the second quarter of 2021 as compared to 2020.

Operating expenses increased $4.8 million to $39.5 million in the second quarter of 2021, compared to $34.7 million, net of a $1.5 million restructuring charge described below, in the second quarter of 2020. Personnel costs increased $4.4 million, or 22.4%, reflecting increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation reductions taken in 2020. These increases were partially offset by lower medical costs. Non-personnel costs increased $0.4 million, or 2.6%. The increase was primarily driven by higher fuel and insurance costs which were substantially offset by an improved bad debt provision in the second quarter of 2021 as pandemic-related disruption continued to subside. Overall, our cost structure was levered against higher sales volume. As a percentage of net sales, operating expenses were 16.0% in the second quarter of 2021 compared to 18.1% in the second quarter of 2020.

During the second quarter of 2020, we began the process of closing our Columbus, Ohio and Selkirk, New York branch locations, which was substantially completed during the third quarter of 2020. We recorded a restructuring charge of $1.5 million for closure-related costs for personnel, facility, equipment and working capital-related costs.

Net interest expense was $0.6 million in the second quarter of 2021 compared to $0.9 million in the second quarter of 2020. The lower net interest expense in the second quarter of 2021 reflects both lower average debt balances and lower interest rates.

Income taxes were $0.3 million and zero for the quarters ended June 30, 2021 and 2020, respectively.

As a result of the foregoing factors, we reported net income of $14.9 million for the quarter ended June 30, 2021, compared to net income of $1.6 million for the quarter ended June 30, 2020. Adjusted for the restructuring charge in 2020, adjusted net income for the quarter ended June 30, 2020 was $3.1 million.

Adjusted EBITDA was $17.4 million for the second quarter of 2021, compared to $5.7 million for the second quarter of 2020. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Net sales were $462.1 million in the first six months of 2021, which was $67.1 million, or 17.0%, higher than the first six months of 2020. The increase in net sales was primarily attributable to an increase in residential construction activity as the second quarter of 2020 was significantly impacted by the onset of the pandemic. Sales and income growth in the first six months of 2021 was moderated in comparison to the first six months of 2020 by restructuring activities announced in the second quarter of last year, and by our 2020 product rationalization program. Net sales in 2021 were favorably impacted by the improved pricing environment where demand-driven pricing has increased due to supply chain disruption. Despite ongoing supply chain challenges, sales increased in all three of our product classifications.

Millwork product sales increased 8.8% in the first six months of 2021 to $193.5 million, compared to $177.9 million in the first six months of 2020; building products sales increased 20.1% in the first six months of 2021 to $228.2 million, compared to $190.0 million in the first six months of 2020; and wood product sales increased 49.1% in the first six months of 2021 to $40.4 million, compared to $27.1 million in the first six months of 2020. Millwork sales, although most impacted by the disruption of our supply chain and by our 2020 restructuring and product rationalization activities, performed well and benefited from improved market pricing. Building products sales benefitted from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The year-over-year sales growth in this category was mitigated by supply chain disruption and by product rationalization activities related to our focus on higher-margin, non-commoditized products. Wood product sales have been most impacted by market-driven price increases.

Gross margin was $101.0 million in the first six months of 2021, compared to $79.6 million in the first six months of 2020. As a percentage of sales, gross margin was 21.9% in the first six months of 2021, compared to 20.2% in the first six months of 2020. Gross margins were favorably impacted by our continued focus on non-commoditized, strategic product lines which carry higher margins, as well as effective pricing management. The increase in our gross margin percentage from these actions more than offset the impact from a disproportionate increase in lower-margin direct sales in the first six months of 2021 as compared to 2020.

Operating expenses, increased $2.7 million to $76.4 million in the first six months of 2021, compared to $73.7 million in the first six months of 2020, excluding a goodwill impairment charge of $9.5 million and restructuring costs of $1.5 million in the first six months of 2020 as described below. Personnel costs increased $3.8 million, or 9.0%, reflecting increased variable incentive compensation from improved operating results, wage increases and reinstatement of compensation reductions taken in 2020. These increases were partially offset by lower medical costs. Non-personnel costs decreased $1.1 million, or 3.4%. Discretionary spending reductions and improvements in our bad debt provision in the first half of 2021 offset higher fuel and insurance costs. Overall, our cost structure was levered against higher sales volume. As a percentage of net sales, operating expenses were 16.5% in the first six months of 2021 compared to 18.7% in the first six months of 2020.

During the first quarter of 2020, a decline in the market value of our public equity concurrent with the COVID-19 pandemic triggered an assessment of goodwill. As a result of the interim goodwill impairment test, we recognized a goodwill impairment charge of $9.5 million. During the second quarter of 2020, we began the process of closing our Columbus, Ohio and Selkirk, New York branch locations, which was substantially completed during the third quarter of 2020. We recorded a restructuring charge of $1.5 million for closure-related costs for personnel, facility, equipment and working capital-related costs

Net interest expense was $1.3 million in the first six months of 2021 compared to $2.2 million in the first six months of 2020. The lower net interest expense in the first six months of 2020 reflected both lower average borrowing and lower interest rates.

Income taxes were $0.3 million for the first six months of 2021, as compared to zero income tax expense for the first six months of 2020.

As a result of the foregoing factors, we reported net income of $23.0 million and a net loss of $7.3 million for the six months ended June 30, 2021 and 2020, respectively. Adjusted for the $9.5 million goodwill impairment charge and the $1.5 million restructuring charge in 2020, adjusted net income for the first six months of 2020 was $3.7 million.

Adjusted EBITDA was $27.9 million for the first six months of 2021, compared to $9.2 million for the first six months of 2020. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Balance Sheet & Liquidity

Cash used in operating activities was $0.8 million during the first six months of 2021, compared to cash provided by operating activities of $10.2 million during the first six months of 2020. During the first six months of 2021, we invested $14.6 million in a normal seasonal build of inventories, compared to rationalization of $30.9 million of inventory in response to the COVID-19 pandemic in the first six months of 2020. The impact from the increased inventory investment in 2021 was substantially offset by higher cash flows from improved financial results and higher accounts payable in the first six months of 2021 compared to the first six months of 2020.

At June 30, 2021, we had total liquidity of $100.7 million, including excess committed borrowing availability of $97.8 million and cash of $2.9 million. At June 30, 2020, total liquidity was $56.0 million, including excess committed borrowing availability of $54.2 million and cash of $1.8 million.

Conference Call

Huttig Building Products, Inc. will host a conference call Thursday, July 29, 2021 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 7474728.

About Huttig

Huttig, currently in its 137th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the success of our growth initiatives; risks associated with our private brands; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2020 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; risks of international suppliers; the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; competition with existing or new industry participants; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; termination of key supplier relationships; the ability to source alternative suppliers in light of the COVID-19 pandemic; supply chain disruption; current or future litigation; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; federal and state transportation regulations; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; fuel cost increases; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; intangible asset impairment; and those factors set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$14.9	$1.6	$23.0	$(7.3)
Interest expense, net	0.6	0.9	1.3	2.2
Income tax expense	0.3	—	0.3	—
Depreciation and amortization	1.2	1.4	2.5	2.7
Stock compensation expense	0.4	0.3	0.8	0.6
Goodwill impairment	—	—	—	9.5
Restructuring Charges	—	1.5	—	1.5
Adjusted EBITDA	$17.4	$5.7	$27.9	$9.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$247.4	$192.0	$462.1	$395.0
Cost of sales	192.1	153.3	361.1	315.4
Gross margin	55.3	38.7	101.0	79.6
Operating expenses	39.5	34.7	76.4	73.7
Goodwill impairment	—	—	—	9.5
Restucturing charges	—	1.5	—	1.5
Operating income (loss)	15.8	2.5	24.6	(5.1)
Interest expense, net	0.6	0.9	1.3	2.2
Income (loss) from operations before income taxes	15.2	1.6	23.3	(7.3)
Income tax expense	0.3	—	0.3	—
Income (loss) from continuing operations	14.9	1.6	23.0	(7.3)
Loss from discontinued operations, net of taxes	—	—	—	—
Net income (loss)	$14.9	$1.6	$23.0	$(7.3)

Earnings (loss) per share:
Earnings (loss) from continuing operations per share - basic	$0.54	$0.06	$0.84	$(0.28)
Loss from discontinued operations per share - basic	—	—	—	—
Net earnings (loss) per share - basic	$0.54	$0.06	$0.84	$(0.28)

Earnings (loss) from continuing operations per share - diluted	$0.54	$0.06	$0.84	$(0.28)
Loss from discontinued operations per share - diluted	—	—	—	—
Net income (loss) per share - diluted	$0.54	$0.06	$0.84	$(0.28)

Weighted average shares outstanding:
Basic shares outstanding	27.4	26.0	27.3	26.0
Diluted shares outstanding	27.5	26.2	27.5	26.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	December 31,	June 30,
	2021	2020	2020
ASSETS
CURRENT ASSETS:
Cash and equivalents	$2.9	$0.3	$1.8
Trade accounts receivable, net	105.8	69.3	95.5
Inventories, net	120.3	105.7	108.5
Other current assets	13.1	10.6	9.2
Total current assets	242.1	185.9	215.0

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	31.8	32.3	32.6
Machinery and equipment	59.7	58.2	58.8
Gross property, plant and equipment	96.5	95.5	96.4
Less accumulated depreciation	68.7	67.1	66.6
Property, plant and equipment, net	27.8	28.4	29.8

OTHER ASSETS:
Operating lease right-of-use assets	34.1	33.9	38.6
Other	4.3	4.4	4.8
Total other assets	38.4	38.3	43.4
TOTAL ASSETS	$308.3	$252.6	$288.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	June 30,	December 31,	June 30,
	2021	2020	2020
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.8	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	9.1	9.1	9.8
Trade accounts payable	75.3	53.1	62.9
Accrued compensation	12.5	10.0	5.5
Other accrued liabilities	17.8	15.7	15.3
Total current liabilities	116.5	89.6	95.2
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	97.5	92.4	125.6
Operating lease right-of-use liabilities, less current maturities	25.0	24.9	29.0
Other non-current liabilities	2.4	2.4	2.2
Total non-current liabilities	124.9	119.7	156.8

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 27,399,870; 26,889,190; and 26,894,006 shares issued and outstanding at June 30, 2021, December 31, 2020 and June 30, 2020, respectively)	0.3	0.3	0.3
Additional paid-in capital	50.1	49.5	48.8
Retained earnings (accumulated deficit)	16.5	(6.5)	(12.9)
Total shareholders’ equity	66.9	43.3	36.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$308.3	$252.6	$288.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$14.9	$1.6	$23.0	$(7.3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1.2	1.4	2.5	2.7
Non-cash interest expense	—	—	0.1	0.1
Stock-based compensation	0.4	0.3	0.8	0.6
Goodwill impairment	—	—	—	9.5
Restructuring charges	—	1.5	—	1.5
Changes in operating assets and liabilities:
Trade accounts receivable	1.6	1.2	(36.5)	(35.0)
Inventories, net	2.3	38.8	(14.6)	30.9
Trade accounts payable	(4.7)	(22.6)	22.2	6.1
Other	0.3	2.5	2.0	1.2
Cash provided by (used in) continuing operating activities	16.0	24.7	(0.5)	10.3
Cash used in discontinued operating activities	(0.3)	—	(0.3)	(0.1)
Total cash provided by (used in) operating activities	15.7	24.7	(0.8)	10.2
Cash Flows From Investing Activities:
Capital expenditures	(0.3)	(0.4)	(0.5)	(0.8)
Total cash used in investing activities	(0.3)	(0.4)	(0.5)	(0.8)
Cash Flows From Financing Activities:
Borrowings (repayments) of debt, net	(16.9)	(22.9)	4.1	(9.8)
Repurchase of shares to satisfy employee tax withholdings	—	—	(0.2)	—
Total cash provided by (used in) financing activities	(16.9)	(22.9)	3.9	(9.8)
Net increase (decrease) in cash and equivalents	(1.5)	1.4	2.6	(0.4)
Cash and equivalents, beginning of period	4.4	0.4	0.3	2.2
Cash and equivalents, end of period	$2.9	$1.8	$2.9	$1.8

For more information, contact:

investor@huttig.com